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                                                                      Exhibit 99
For Immediate Release

Company Contact:
Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@cirtran.com

          CirTran's `Investment Year' Highlighted by Increase in Sales

SALT LAKE CITY, April 15, 2008 - CirTran Corporation (OTC BB: CIRC), an international full-service contract manufacturer of IT, consumer, and electronics products, said today it filed its Form 10-KSB for the year ended December 31, 2007, reporting a 42% increase in sales during what its president and CEO called "an investment year."

For the fiscal year, CirTran reported revenue of $12.4 million, a 42% increase over sales of $8.7 million for 2006. CirTran's gross profit decreased to $3.2 million during 2007 from $3.3 million in 2006, due to a higher than expected cost of sales experienced in entering the online marketplace, along with lower margins on start-up marketing services provided in connection with the introduction of a new energy drink with Playboy(R), one of the world's best known brands.

For the year, CirTran reported a net loss of $7.2 million, an increase from 2006's loss of $2.9 million. Part of the increase was attributable to increases in selling, general and administrative expenses as CirTran positioned and reformatted various products for wide-scale marketing.

"We consider 2007 to be an investment year for CirTran," said Iehab J. Hawatmeh, the company's founder, president and CEO. "If we were in sports, we would call it a `rebuilding year,' but as a company going forward, we're already seeing results from the investments we have been making."

Differences between 2007 and 2006 in the components of other income and loss aggregating $2.2 million also contributed to the increase in the loss, primarily attributable to a $3.9 million difference in the valuation of derivative liabilities. This loss increase was offset somewhat by a decrease in interest expense ($0.4 million), and the gain on the sale/leaseback of CirTran's building ($1.2 million).

Mr. Hawatmeh said CirTran "spent considerable funds and effort" in preparing to market products via Wal-Mart and through its Sam's Club web site (www.samsclub.com), and that CirTran now has the following three products available:
        o Bread Maker
(http://www.samsclub.com/shopping/navigate.do?dest=5&item=371980&pCatg=7243);
        o Fire Truck
(http://www.samsclub.com/shopping/navigate.do?dest=5&item=375873&pCatg=10366);
and
        o True Ceramic Pro(TM) flat iron
(http://www.samsclub.com/shopping/navigate.do?dest=5&item=370664 )

     Mr. Hawatmeh added that additional CirTran products are to be added later this year.

He also said that CirTran "made a substantial investment" to enter the energy drink market in partnership with Play Beverages LLC, a licensee of Playboy Enterprises International, Inc. He said CirTran has exclusive manufacturing and distribution rights for the new Playboy Energy Drink, now available in New England and Florida, and currently being introduced and test-marketed in California and Nevada.

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"We anticipate higher gross margins on beverage distribution, once regular shipments of the energy drink commence," he said.

In addition, Hawatmeh noted that during 2007 and the first part of 2008,
CirTran:
        o Completed testing and began marketing the "The Real Deal Grill(TM)," a new electric indoor/outdoor cooking appliance that features the name and endorsement of Evander Holyfield, the former heavyweight champion of the world;
        o Has prepared the True Ceramic Pro(TM) flat iron for a full 2008 roll-out to be sold through infomercial programs, and
        o Finished a new infomercial for the "Hot Lashes" beauty product, also scheduled for roll-out this year.

"We are excited about the aggressive postures we have taken in these markets and with these products," Hawatmeh said, "and look forward to reporting results to our investors in the near future."

About CirTran Corporation
Founded in 1993, CirTran Corporation (OTC BB: CIRC, www.CirTran.com) is a premier international, full-service contract manufacturer. Headquartered in Salt Lake City, Utah, its ISO 9001:2000-certified, 40,000-square-foot facility is the largest non-captive operation devoted to contract manufacturing in the Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities, while reducing costs and ensuring speedy time-to-market. CirTran-Asia, a wholly-owned subsidiary with principal offices in ShenZhen, China, operates in three primary business segments: high-volume electronics, fitness equipment, and household products manufacturing, focusing on the multi-billion-dollar direct response industry.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements relating to the projected profits, revenues, and growth of CirTran, as well as any statements which include words or phrases such as "may," "anticipate," "plan," and similar phrases may contain forward-looking statements. Such forward-looking statements are based on management's current expectations. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. The forward-looking events and circumstances discussed in this release may not occur, and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting CirTran, including, but not limited to, the risk factors listed in the Annual Report on Form 10-KSB for the year ended December 31, 2007, filed by CirTran with the Securities and Exchange Commission. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made, and CirTran expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

All trademarks are properties of their respective owners.

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